From: olayinka oyebola <Olayinka_Oyebola@hotmail.com>
Date: Sat, Sep 14, 2019 at 7:09 AM
Subject: Re: Reg A+ (GP Solutions)
To: Nick Jones <njones@peregrineaccounting.com>, Bree Boggio <bree@growpodsolutions.com>, George Natzic <george@growpodsolutions.com>, gbenga <oladelegbenga10@gmail.com>
Cc: Dolapo Idowu <dolapor21@gmail.com>

Nick

I hereby give consent  to file .Regards Olayinka Oyebola & Co.

Sent from my Samsung Galaxy smartphone.